Exhibit 5.1
August 22, 2005
Board of Directors
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Ladies and Gentlemen:
          We are acting as Maryland counsel to Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed offering by the holders thereof of 7,447,865 shares of Series B-1 Cumulative Convertible Redeemable Preferred Stock (the “Preferred Stock”), 7,447,865 shares of common stock initially issuable upon conversion of the Preferred Stock (the “Conversion Stock”), and 2,070,000 shares of common stock issued in a private placement (the “Private Placement Stock,” and together with the Preferred Stock and the Conversion Stock, the “Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on June 15, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	Resolutions of the Board of Directors of the Company adopted December 28, 2004, February 7, 2005 and June 15, 2005, as certified by the Secretary of the Company on the date hereof as

Board of Directors
Ashford Hospitality Trust, Inc.
August 22, 2005

being complete, accurate, and in effect, relating to the issuance and sale of the Shares and the arrangements in connection therewith.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Preferred Stock and the Private Placement Stock were not, and the Conversion Stock will not be, issued in violation of the ownership limit contained in the Company’s Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
          Based upon, subject to and limited by the foregoing, we are of the opinion that
          (a) Assuming receipt by the Company of the consideration for the issuance of the Preferred Stock and the Private Placement Stock specified in the applicable authorizing resolutions referred to above, the shares of Preferred Stock and Private Placement Stock are to be validly issued, fully paid, and nonassessable.
          (b) The Conversion Stock, when issued and delivered upon conversion of the Preferred Stock in accordance with the terms and conditions thereof, will be validly issued, fully paid, and nonassessable.
          This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effectiveness of the Registration Statement.
          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption

Board of Directors
Ashford Hospitality Trust, Inc.
August 22, 2005

“Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN & HARTSON L.L.P.